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                                               EXHIBIT 21.1

                              21.1A list of all subsidiaries of the Company



























































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                                           List of Subsidiaries

1.       NetSol UK Ltd.
2.       Network Solutions Pvt Ltd.
3.       NetSol (USA) Inc.